Amendment to the
Investment Advisory and Management Agreement
Between JNL Strategic Income Fund LLC and
Jackson National Asset Management, LLC

This Amendment is made by and between JNL Strategic Income Fund LLC, a Delaware limited liability company (“Fund”) and Jackson National Asset Management, LLC, a Michigan limited liability company (“Adviser”).

Whereas, the Adviser and the Fund entered into an Investment Advisory and Management Agreement effective October 15, 2012 (“Agreement”), whereby the Adviser agreed to provide certain advisory services to several separate series of shares (each a “fund”) of the Fund, as listed on Schedule A of the Agreement.

Whereas, the parties have agreed to amend the following section of the Agreement:

Section 6. “Term of Agreement”

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement, as follows:

Delete Section 6. “Term of Agreement” in its entirety, and replace it with the following:

6. Term of Agreement

This Agreement will become effective as to a Series upon execution or, if later, the date that initial capital for such Series is first provided to it. If approved by the affirmative vote of a majority of the outstanding voting securities (as defined by the Act) of a Series with respect to such Series, voting separately from any other Series of the Fund, this Agreement shall continue in full force and effect through September 30, 2014 with regard to all Series covered by this Agreement and thereafter through September 30th of each successive year for all Series covered by this Agreement, as outlined on Schedule A, provided such continuance is approved at least annually (i) by the Board of Managers by vote cast in person at a meeting called for the purpose of voting on such renewal, or by the vote of a majority of the outstanding voting securities (as defined by the Act) of such Series with respect to which renewal is to be effected, and (ii) by a majority of the non-interested members of the Board of Managers by a vote cast in person at a meeting called for the purpose of voting on such renewal. Any approval of this Agreement or the renewal thereof with respect to a Series by the vote of a majority of the outstanding voting securities of that Series, or by the Board of Managers which shall include a majority of the non-interested members of the Board of Managers, shall be effective to continue this Agreement with respect to that Series notwithstanding (a) that this Agreement or the renewal thereof has not been so approved as to any other Series, or (b) that this Agreement or the renewal thereof has not been so approved by the vote of a majority of the outstanding voting securities of the Fund as a whole.

In Witness Whereof, the Adviser and the Fund have caused this Amendment to be executed as of this 6th day of June 2014, effective June 4, 2014.

JNL Strategic Income Fund LLC		Jackson National Asset Management, LLC

By:	/s/ Kristen K. Leeman	By:	/s/ Mark D. Nerud
Name:	Kristen K. Leeman	Name:	Mark D. Nerud
Title:	Assistant Secretary	Title:	President and CEO